UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2010

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1)      Employment Agreement - David J. Field

On December 23, 2010, Entercom Communications Corp. (the “Company”) entered into an Amended and Restated Employment Agreement with David J. Field, the Company’s Chief Executive Officer and President (the “Agreement”).  The following is a summary description of the material terms of the Agreement and by its nature is incomplete.  For further information regarding the terms and conditions of the Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2010.

The Agreement has an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension.  The  Agreement provides for an annual base salary of $791,723, subject to annual increases of three percent beginning July 1, 2011 and each July 1 thereafter.  In addition, the Agreement provides for an annual cash bonus target amount of up to one hundred fifty percent of Mr. Field’s then current salary.

The Agreement also provides for a grant of 675,000 restricted stock units (“RSUs”) pursuant to the Entercom Equity Compensation Plan (including any replacement thereof) (the “Plan”).  Of these RSUs, 450,000 vest over time as follows: (i) 50% two years from the date of the Agreement; (ii) 25% three years from the date of the Agreement; and (iii) 25% four years from the date of the Agreement.

The remaining 225,000 RSUs vest on or after December 15, 2012 if certain performance targets are (or have been) met. Specifically, the performance targets for these RSUs are satisfied if, as of any date: (i) the Company’s share price that would result in a Compound Annual Growth Rate (“CAGR”) of the Total Shareholder Return (as defined in the Agreement and described below) over the first three years of the Agreement (“Three Year CAGR”) equal to the targets set forth in the table below, less (ii) the value of any dividends paid on each share of common stock during the period commencing on the date of the Agreement and ending on such date.

Three Year CAGR Total Shareholder Return	Percentage of RSUs to Vest Upon Attainment of Performance Target
8%	33-1/3%
12%	33-1/3%
16%	33-1/3%

For purposes of the Agreement, Total Shareholder Return means: (A) (i) the average closing price over any consecutive 60 trading day period of a share of the Company’s common stock minus (ii) the average closing price of a share of the Company’s common stock for the consecutive 60 trading day period ending on the Date of the Agreement (the “Base Price”), divided by (B) the Base Price (subject to certain possible adjustments).

The grant of 675,000 RSUs is subject to Company’s shareholders approving an amendment to, or replacement of, the Plan to either increase or eliminate the restricted stock/restricted stock unit sublimit thereunder.  If such shareholder approval is not obtained, then such RSUs shall not vest and shall be forfeited and the Company shall, in good faith, use its best efforts to arrange for an alternative compensation arrangement for Mr. Field in light of the loss of such RSU grant.

Pursuant to the Agreement, in the event that Mr. Field is terminated by the Company without cause (as defined in the Agreement) or he resigns for good reason (as defined in Agreement) prior to the execution of a binding agreement which would result in a change in control if consummated or more than two years following a change in control, subject to his execution of a release of claims against the Company, all of Mr. Field’s outstanding equity compensation awards that vest on the basis of the Company’s performance shall become fully vested and the Company shall pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement.  If such termination occurs following the execution of a binding agreement which would result in a change in control if consummated or prior to two years following a change in control, subject to his execution of a release of claims against the Company, all of Mr. Field’s outstanding equity compensation awards shall become fully vested, and the Company shall pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three year period. The Company shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.  Additionally, should any of these payments become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make an additional payment in an amount sufficient to place Mr. Field in the same after-tax position as if the excise tax had not applied.

Furthermore, in the event that Mr. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of the Company’s performance shall become fully vested and the Company shall pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three year period, and the Company shall also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to 18 months.

(e)(2)      Employment Agreement - Stephen F. Fisher

On December 23, 2010, Entercom Communications Corp. (the “Company”) entered into an Employment Agreement with Stephen F. Fisher (the “Agreement”).  Pursuant to the Agreement, Mr. Fisher will continue to serve as the Company’s Chief Financial Officer and Executive Vice President - Operations.

The following is a summary description of the material terms of the Agreement and by its nature is incomplete.  For further information regarding the terms and conditions of the Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2010.

The Agreement has an initial term of approximately three years (through February 28, 2014) with automatic one year extensions following the initial term unless either party provides at least 120 days prior notice of non-renewal.  Mr. Fisher’s present base salary is $540,000.  Effective March 1, 2011, the Agreement provides for an annual base salary of $556,200, subject to annual increases of three percent.  In addition, the Agreement provides for an annual cash bonus target amount of up to eighty percent of Mr. Fisher’s then current salary.

The Agreement also provides for a grant of 275,000 restricted stock units (“RSUs”) pursuant to the Entercom Equity Compensation Plan (including any replacement thereof) (the “Plan”).  Of these RSUs, 200,000 vest over time as follows: (i) one-twelfth (1/12th) on each of the following dates: May 31, 2011, August 15, 2011, November 15, 2011 and February 15, 2012; (ii) one-third (1/3rd) on February 28, 2013; and (iii) one-third (1/3rd) on February 28, 2014.

The remaining 75,000 RSUs vest on or after July 15, 2012 if certain performance targets are (or have been) met. Specifically, the performance targets for these RSUs are satisfied if, as of any date: (i) the Company’s share price that would result in a Compound Annual Growth Rate (“CAGR”) of the Total Shareholder Return (as defined in the Agreement and described below) over the first three years of the Agreement (“Three Year CAGR”) equal to the targets set forth in the table below, less (ii) the value of any dividends paid on each share of common stock during the period commencing on the date of the Agreement and ending on such date.

Three Year CAGR Total Shareholder Return	Percentage of RSUs to Vest Upon Attainment of Performance Target
8%	33-1/3%
12%	33-1/3%
16%	33-1/3%

For purposes of the Agreement, Total Shareholder Return means: (A) (i) the average closing price over any consecutive 60 trading day period of a share of the Company’s common stock minus (ii) the average closing price of a share of the Company’s common stock for the consecutive 60 trading day period ending on the Date of the Agreement (the “Base Price”), divided by (B) the Base Price (subject to certain possible adjustments).

The grant of the 275,000 RSUs is subject to Company’s shareholders approving an amendment to, or replacement of, the Plan to either increase or eliminate the restricted stock/restricted stock unit sublimit thereunder.  If such shareholder approval is not obtained, then such RSUs shall not vest and shall be forfeited.

The Company may terminate Mr. Fisher’s employment for Cause (as defined in the Plan) or at its convenience.  In the event of termination by the Company for Cause, the Company’s obligations under the Agreement cease.

In the event of a termination by the Company without Cause, subject to certain conditions: (i) the Company must pay to Mr. Fisher, a one-time bonus (calculated as one full year target bonus (i.e., 80% of salary) plus a prorated partial year target bonus); (ii) the Company must continue to pay Mr. Fisher’s salary and auto allowance through the longer of February 28, 2014 or one (1) year from the termination date; (iii) all grants of options and RSUs will continue to vest through February 28, 2014; and (iv) any vested options may be exercised at any time within the later of two years from your date of termination or ninety days from the date of vesting, but in no event later than the expiration of the original ten year term of the option.

In addition, the following terminations are deemed to be a termination by the Company without Cause under the Agreement: (i) if the Company’s main offices are moved more than fifty (50) miles from Bala Cynwyd, PA, then Mr. Fisher may terminate the Agreement within 30 days thereof; and (ii) in the event that the RSUs granted under the Agreement are forfeited because the shareholder approval described above was not obtained, then Mr. Fisher will have the right to terminate the Agreement at any time during the month of June 2011.

If the Agreement terminates as of February 28, 2014 or any February 28th (or 29th in the case of a leap year) thereafter, due to a party electing to exercise the 120 day non-renewal out (described above) and the Company makes Mr. Fisher an offer to continue employment for a period of at least one year with a salary and bonus package which is equal to or greater than Mr. Fisher’s then current salary and annual incentive bonus package (a “Qualified Offer”), it shall not be deemed a termination by the Company and there shall be no acceleration of the vesting of options or RSUs or extension of the period for exercise of options after termination from that provided in the Plan and there shall be no payment of severance or continuation of salary or bonus payments thereafter.  In the event of such a termination where the Company has not made a Qualified Offer, then subject to certain conditions: (i) the Company must pay to Mr. Fisher, a one-time bonus (calculated as one full year target bonus (i.e., 80% of salary)); and (ii) the Company must continue to pay Mr. Fisher’s salary and auto allowance for one year from the date of such termination, whichever is longer.  These provisions relating to a Qualified Offer continue to apply to each extension of employment pursuant to any prior Qualified Offer or alternative agreement made pursuant to the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

	By:	/s/ John C. Donlevie
John C. Donlevie
Executive Vice President

Dated: December 29, 2010